Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 26, 2023 with respect to the audited financial statements of Aimei Health Technology Co., Ltd. (the “Company”) as of May 8, 2023, and related statement of operations, stockholders’ equity, and cash flow for the period from April 27, 2023 (inception) through May 8, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 26, 2023